THOR Financial Technologies Trust Code of Ethics (“1940 Act Code of Ethics”)

Purpose of the Code of Ethics

The THOR Financial Technologies Trust (the “Trust”) has adopted this Code of Ethics (the “Code”) to set forth guidelines and procedures that promote ethical practices and conduct by all of the Trust’s Access Persons, as defined below, and to ensure compliance with the Federal Securities Laws. To the extent that any such individuals are subject to compliance with the separately maintained Code of Ethics of the Trust’s Adviser (the “Adviser”), Fund Administrator or Distributor (collectively the “Service Providers”), as applicable, whose Codes of Ethics complies with Rule 17j-1, compliance by such individuals with the provisions of the Code of the applicable Service Providers shall constitute compliance with this Code. This Code is based on the principle that, each Access Person of the Trust will conduct such activities in accordance with to the following principles:

●	To be dutiful in placing the interests of the Trust’s shareholders first and before their own;

●	all personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of Trust and responsibility; and

●	adhere to the fundamental standard that Access Persons shall not take inappropriate advantage of their position.

Any violation of this Code must be reported promptly to Alexander Woodcock, the Trust Chief Compliance Officer (“CCO”). Failure to do so will be deemed a violation of the Code.

Legal Requirement

Pursuant to Rule 17j-1(b) of the Investment Company Act of 1940 (the “1940 Act”), it is unlawful for any Access Person to:

●	employ any device, scheme or artifice to defraud the Trust;

●	make any untrue statement of a material fact to the Trust or fail to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they were made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

●	engage in any manipulative practice with respect to the Trust, in connection with the purchase or sale (directly or indirectly) by such Access Person of a security “held or to be acquired” by the Trust.

Definitions - All definitions shall have the same meaning as explained in Rule 17j-1 or Section 2(a) of the 1940 Act and are summarized below.

Access Person means – Any officers, Trustees, general partner or employee of the Trust or of the Trust’s Investment Adviser (or of any entity in a control relationship to the Trust or Investment Adviser) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership means in general and subject to the specific provisions of Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security.

Connected Persons – Adult children or parents living at home, and any relative, person or entity for whom the Access Person directs the investments or securities trading unless otherwise specified

Control shall have the same meaning as that set forth in Section 2(a)(9) of the Exchange Act. Covered Security – shall be any security except that it does not include:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and

●	Shares issued by open-end trusts (excluding open-end exchange traded trust).

De Minimis Security means securities issued by any company included in the Standard and Poor’s 500 Stock Index and in an amount less than $10,000.

Exchange Traded Fund (“ETF”) means a registered open-end management company: (A) that issues (and redeems) creation units to (and from) authorized participants in exchange for a basket and a cash balancing amount if any; and whose shares are listed on a national securities exchange and traded at market-determined prices.

Fund means an investment company registered under the 1940 Act.

Independent Trustees means those Trustees of the Trust that would not be deemed an “interested person” of the Trust, as defined in Section 2(a)(19)(A) of the 1940 Act.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Act.

Limited Offering means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

Restricted Trustee means each trustee of the Trust who is not also a director, officer, partner, employee or controlling person of any one or more of the Trust’s investment advisers, administrator, custodian, transfer agent, or distributor.

Security held or to be Acquired by the Trust means:

1.	Any Covered Security which, within the most recent fifteen (15) days:

●	Is or has been held by the Trust; or

●	Is being or has been considered by the Trust or its Investment Advisor for purchase by the Trust; and

●	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

Policies of the Trust Regarding Personal Securities

Transactions General

No Access Person of the Trust shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

Specific Policies

1.	Restrictions on Personal Securities Transactions by Other Than Restricted Trustees and persons covered under an equivalent code of ethics of the Fund’s service provider.

a.	Except as provided below, no Access Person may buy or sell Covered Securities for his or her personal portfolio or the portfolio of a member of his or her immediate family without obtaining authorization from the Trust CCO prior to effecting such security transaction.

Note: If an Access Person has questions as to whether purchasing or selling a security for his or her personal portfolio or the portfolio of a member of his or her immediate family requires prior authorization, the Access Person should consult the Trust CCO for clearance or denial of clearance to trade prior to effecting any securities transactions.

b.	Pre-clearance approval under paragraph (a) will expire at the close of business on the trading day after the date on which the authorization is received, and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

c.	No clearance will be given to an Access Person to purchase or sell any Covered Security (1) on a day when any Fund of the Trust has a pending “buy” or “sell” order in that same Covered Security until that pending “buy” or “sell” order is executed or withdrawn or (2) when the Trust Compliance Officer has been advised by the Adviser that the same Covered Security is being considered for purchase or sale for any portfolio of the Trust.

d.	The pre-clearance requirement contained above shall not apply to the following securities (“Exempt Securities”):

●	Securities that are not Covered Securities;

●	De Minimis Securities;

●	Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control;

●	Securities purchased or sold in a transaction which is non-volitional on the part of either the Access Person or the Trust;

●	Securities acquired as a part of an Automatic Investment Plan;

●	Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

●	Securities which the Trust’s Funds are not permitted to purchase under the investment objectives and policies set forth in the Trust’s then current prospectus(es) under the Securities Act of 1933 or the Trust’s registration statement on Form N-1A, provided that prior to a transaction by an Access Person such securities have been approved for inclusion in a list of securities which are not permissible for purchase by the Trust’s Fund.

e.	The pre-clearance requirement contained shall apply to all purchases of a beneficial interest in any security through an Initial Public Offering or a Limited Offering by any Access Person who is also classified as Investment Personnel. A record of any decision and the reason supporting such decision to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings shall be made by the Compliance Officer.

2.	Restrictions on Personal Securities Transactions by Restricted Trustees.

The Trust recognizes that a Restricted Trustee do not have on-going, day- to-day involvement with the operations of the Trust. In addition, it has been the practice of the Trust to give information about securities purchased or sold by the Trust or considered for purchase or sale by the Trust to Restricted Trustee in materials circulated more than 15 days after such securities are purchased or sold by the Trust or are considered for purchase or sale by the Trust. Accordingly, the Trust believes that less stringent controls are appropriate for Restricted Trustees, as follows:

●	The securities pre-clearance requirement above shall only apply to a Restricted Trustee if he or she knew or, in the ordinary course of fulfilling his or her official duties as a trustee or officer, should have known, that during the 15-day period before the transaction in a Covered Security (other than an Exempt Security ) or at the time of the transaction that the Covered Security purchased or sold by him or her other than an Exempt Security was also purchased or sold by the Trust or considered for the purchase or sale by the Trust.

●	If the pre-clearance provisions of the preceding paragraph apply, no clearance will be given to a Restricted Trustee to purchase or sell any Covered Security (1) on a day when any portfolio of the Trust has a pending “buy” or “sell” order in that same Covered Security until that order is executed or withdrawn or (2) when a Compliance Officer has been advised by the Adviser that the same Covered Security is being considered for purchase or sale for any portfolio of the Trust.

Reporting Requirements

The Trust CCO or designee shall monitor all personal trading activity of all Access Persons as deemed appropriate and covered by this Code. An Access Person of a Trust who is also an Access Person of the Trust’s principal underwriter, affiliates or Adviser may submit such reporting requirements via the forms prescribed by any such separate Code of Ethics provided that the associated forms comply with the requirements of Rule 17j-1(d)(1) of the 1940 Act.

1.	Initial/Ongoing Disclosure of Personal Brokerage Accounts. Within ten (10) days of the commencement of employment or at the commencement of a relationship with the Trust, all Access Persons, except Independent Trustees, are required to submit to the Chief Compliance Officer a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of any Connected Persons, and any brokerage accounts which they control or in which they or a Connected Person has Beneficial Ownership. Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than forty-five (45) days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the Chief Compliance Officer must be notified immediately. The information required by the above paragraph must be provided to the Chief Compliance Officer on an annual basis. Disclosure of an account shall cover, at a minimum, all accounts at a broker-dealer, bank or other institution opened during the quarter and provide the following information:

●	the name of the broker, dealer or bank with whom the Access Person has established the account;

●	the date the account was established;

●	the date that the report is submitted by the Access Person.

Each of these accounts is required to furnish duplicate confirmations and statements to the Chief Compliance Officer. Such statements and confirms as an Access Person of the Trust may be sent to the Adviser.

2.	Holdings Report. Within ten (10) days of becoming an Access Person (and with information that is current as of a date no more than forty-five (45) days prior to the date that the person becomes an Access Person), each Access Person, except Independent Trustees, must submit (i) a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership and (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date they became an Access Person. This report must state the date on which it is submitted.

3.	Quarterly Transaction Reports. All Access Persons, except Independent Trustees, shall report to the Chief Compliance Officer or designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

●	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the Covered Security at which the transaction was effected

●	The name of the broker, dealer, or bank with or through whom the transaction was effected; and

●	The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the appropriate address noted above is an acceptable form of a quarterly transaction report.

Review of Reports

The CCO of the Trust, or designee, shall be responsible for reviewing the reports received, maintaining a record of the names of the persons responsible for reviewing these reports, and as appropriate and reporting to the board of Trustees:

●	any transaction that appears to evidence a possible violation of this Code; and

●	apparent violations of the reporting requirements stated herein.

The CCO of the Trust shall review the reports referenced hereunder and shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits.

The CCO and the Board of Trustees of the Trust shall review the operation of this Code at least annually. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the Board of Trustees of the Trust.